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                                                                    EXHIBIT 99.1
                                       PRESS RELEASE OF REGISTRANT DATED 1.20.04






EVERGREENBANCORP, INC. DECLARES QUARTERLY CASH DIVIDEND

SEATTLE--(BUSINESS WIRE) -- Jan. 20, 2004--The Board of Directors of EvergreenBancorp, Inc. (OTCBB:EVGG) approved a quarterly cash dividend upon the common stock of the company, President and CEO Gerry Hatler announced today. A cash dividend of eight cents per share will be payable on February 12, 2004 to shareholders of record as of the close of business on January 30, 2004.

After 25 consecutive years of annual cash dividends and a special cash dividend in September 2003, the Board decided to move to a quarterly payout to provide consistent cash rewards to the company's shareholders. On an annualized basis, the current dividend would represent a 4% increase over the total cash dividends paid last year. In addition to last year's cash dividends, the company distributed a 10% stock dividend in November 2003.

EvergreenBancorp, Inc. is a bank holding company. Its subsidiary, EvergreenBank, is one of the few locally owned, independent commercial banks left in the Puget Sound region. Founded in 1971, it has four offices: near I-5 in downtown Seattle, on 196th Street S.W. in Lynnwood, on 110th N.E. in Bellevue, and on 1300 South 320th Street in Federal Way. Visit www.EvergreenBancorp.com to learn more.

    CONTACT: EvergreenBancorp, Inc.  Bill Filer, 206-628-4263

    SOURCE: EvergreenBancorp, Inc.